Exhibit 99.1

Volcano Corporation Announces Litigation Status

SAN DIEGO, California, February 5, 2010 – Volcano Corporation (Nasdaq: VOLC) today announced that the jury in the litigation filed by Lightlab Imaging, Inc. on January 7, 2009 in the Superior Court of Massachusetts, Suffolk County reached a verdict against Volcano and its wholly owned subsidiary, Axsun Technologies. In December 2008, Volcano acquired Axsun, which had an agreement to supply tunable lasers to Lightlab for use in Lightlab’s OCT (Optical Coherence Technology) imaging products until April 2016, with exclusivity in the field of coronary artery imaging expiring in April 2014. Since the acquisition, Axsun has continued to supply lasers to Lightlab. The jury findings included that the contract specification for the laser Axsun supplies to Lightlab is a trade secret of Lightlab, that Axsun agreed not to sell any tunable lasers for use in cardiology imaging to any third party during the exclusivity period in the contract, and that Axsun breached its contract with Lightlab. The jury further found that Volcano intentionally interfered with Lightlab’s advantageous business relationship with Axsun. The jury was not charged with determining damages, which, if any, would be established in a second jury trial.

Volcano intends to appeal the jury verdict and is not in the position to estimate the possible loss attributable to this verdict. Volcano does not believe that this development will have a material impact on Volcano’s OCT program or Axsun’s business.

Volcano Corporation offers a broad suite of devices designed to facilitate endovascular procedures, enhance the diagnosis of vascular and structural heart disease and guide optimal therapies. The company’s intravascular ultrasound (IVUS) product line includes ultrasound consoles that can be integrated directly into virtually any modern cath lab. Volcano IVUS offers unique features, including both single-use digital and rotational IVUS imaging catheters, and advanced functionality options, such as VH(R) IVUS tissue characterization and ChromaFlo(R). Volcano also provides functional measurement (FM) consoles and single-use pressure and flow guide wires and is developing a line of ultra-high resolution Optical Coherence Tomography (OCT) systems and catheters. Currently, more than 4,700 Volcano IVUS and FM systems are installed worldwide, with approximately half of its revenues coming from outside the United States. Volcano’s wholly-owned subsidiary, Axsun Technologies, develops and manufactures optical monitors, lasers and optical engines used in telecommunications, spectroscopy and other industrial applications. For more information, visit the company’s website at www.volcanocorp.com.

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this news release regarding the LightLab litigation that are not historical facts may be considered “forward-looking statements,” including statements relating to the impact of the LightLab litigation. Forward-looking statements are subject to risks and uncertainties, which may cause Volcano’s results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from the results predicted are detailed in the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Volcano undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Contact Information:

John Dahldorf

Chief Financial Officer

Volcano Corporation

(858) 720-4020

or

Neal B. Rosen

Ruder-Finn

(415) 692-3058